Exhibit 10.6
Non-Employee
Director Compensation Policy
The general policy of the board of directors of AutoGenomics, Inc. is that compensation for non-employee directors should be a mix of cash and equity-based compensation. Employee directors are not paid for service on the board of directors of AutoGenomics, Inc. Until changed by duly adopted resolution of the board of directors, non-employee directors will receive the following compensation in connection with their service on our board of directors:

CASH RETAINERS*
Board Membership:	$35,000
Lead Director:	$10,000
Audit Committee Chair:	$10,000
Compensation Committee Chair:	$7,000
Nom. & Gov. Committee Chair:	$5,000
Audit Committee Member:	$7,500
Compensation Committee Member:	$5,000
Nom. & Gov. Committee Member:	$3,000

EQUITY GRANTS**
New Director Grant	10,000 RSUs
Annual Grant	5,000 RSUs

*
Cash retainers to be paid quarterly, in arrears, on the 5th business day of the quarter subsequent to the period in which the fees are earned. In lieu of receiving cash compensation, directors may elect to receive restricted stock units with an equal value on their date of grant.

**
Full valued securities for initial grant shall be issued on the date of election to the Board of Directors. Annual grant shall be issued on the date of the annual meeting at which the directors are elected. Restricted stock units will vest one year after they were granted, subject to the director’s continuing service on our board of directors on that date.